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                  July 21, 2022

       Colin Bell
       Chief Executive Officer
       HSBC Bank plc
       8 Canada Square
       London E14 5HQ
       United Kingdom

                                                        Re: HSBC Bank Plc
                                                            Registration
Statement on Form 20-F
                                                            Filed May 27, 2022
                                                            File No. 000-56449

       Dear Mr. Bell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                  Sincerely,


                  Division of Corporation Finance

                  Office of Finance
       cc:                                              David Gottlieb, Esq.